SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SEMELE GROUP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing is being made by Semele Group, Inc., pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

Subject Company: Semele Group, Inc.
Commission File No.:    ___________

This filing relates to a revised proposal received by Semele on November 11, 2003, from Gary D. Engle and James A. Coyne, respectively Semele's CEO and president, who together with their affiliates are the beneficial owners of approximately 58% of the outstanding Semele common stock. The proposal supercedes their previous offer made on May 5, 2003. The revised proposal is an offer from Messrs. Coyne and Engle to make a voluntary tender offer for the acquisition of all of the outstanding shares of common stock of Semele not already owned by them (or their affiliates) after Semele has completed a 1 for 1,000 reverse stock split with stockholders owning less than 1,000 shares receiving $1.20 per pre-split share in cash for their shares. The tender offer price would be $1.20 per pre-split share. The revised proposal was filed by Semele under cover of Form 8-K on November 12, 2003 and is incorporated by reference.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Semele. When it becomes available, the shareholders should read the proxy statement, as it will contain important information about the transaction. When it becomes available, shareholders can obtain such proxy statement free of charge from the U.S. Securities and Exchange Commission's website at http:/www.sec.gov or from Semele by directing a request to Semele Group, Inc., 200 Nyala Farms Road, Westport, Connecticut 06880.

On November 12, 2003, Semele issued the following press release, and filed the following revised letter proposal received from Messrs. Coyne and Engle:

Exhibit

99.1  Text of letter dated November 11, 2003 to the Independent Directors of Semele referencing the proposed acquisition of Semele Group Inc.

99.2   Text of press release dated November 11, 2003 titled "Management Proposes Offer To Acquire Semele Group, Inc. Common Stock"